Exhibit 99.1

Two Bethesda Metro Center 14th Floor Bethesda, MD 20814 (301) 951-6122 (301) 654-6714 Fax Info@AmericanCapital.com www.AmericanCapital.com

FOR IMMEDIATE RELEASE CONTACT: John Erickson, Chief Financial Officer	(301) 951-6122

AMERICAN CAPITAL DECLARES $0.70 Q2 DIVIDEND,

REPORTS Q1 RESULTS

Bethesda, MD – May 4, 2004 – American Capital Strategies Ltd. (Nasdaq: ACAS) announced today its Board of Directors has declared a second quarter 2004 regular dividend of $0.70 per share, payable on July 1, 2004 to record holders as of May 18, 2004. This dividend is a 3% increase over the second quarter 2003 regular dividend of $0.68 per share. American Capital has paid a total of $476 million in dividends, and paid or declared $14.52 in dividends per share since its August 1997 IPO at $15.00 per share.

In addition, American Capital announced today its results for the quarter ended March 31, 2004. Net operating income (NOI) for the quarter increased 35% to $42 million compared to $31 million for first quarter 2003. On a diluted per share basis, NOI decreased 6% to $0.61 per share compared to $0.65 per share for first quarter 2003. NOI before stock-based compensation expense for the quarter increased 40% to $43 million compared to the first quarter 2003. On a diluted per share basis, NOI before stock-based compensation expense for the quarter decreased 3% to $0.63 per share.

“We are pleased to announce the second quarter dividend of $0.70 per share,” reported Chairman, CEO and President Malon Wilkus. “Our first quarter results are consistent with our plan for 2004 and the second quarter is also well on track. Therefore, we are reiterating our forecast of $2.88 to $3.00 of dividends per share for the year paid from ordinary income for tax purposes. Our plan also anticipates an improving economy and a rising interest rate environment. Because our portfolio is hedged, changes in interest rates should have little impact on our marginal yield. And, with $569 million of equity interest in portfolio companies, an improving economy bodes well for future capital gains. Finally, it is worth noting that the rationalization that we have been leading and predicting for years is developing as major private equity firms sponsor BDCs, replacing private equity and mezzanine partnerships, just as REITs in the past replaced real estate partnerships.”

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American Capital

May 4, 2004

For the quarter, the net increase in shareholders’ equity resulting from operations (NOI plus net unrealized appreciation and depreciation and net realized gains and losses of assets) was $35 million, or $0.51 per diluted share, compared to a net decrease in shareholders’ equity resulting from operations of $1 million, or $0.02 per diluted share, in first quarter 2003.

“The improving economy is having a positive impact on our portfolio, which has appreciated a net $10 million,” commented Chief Financial Officer John Erickson. “This marks the second quarter in a row that the portfolio experienced net appreciation and the percentage of loans on non-accrual or delinquent declined to the lowest level in over two years. For the quarter, we recognized net realized losses of $57 million, consisting primarily of $60 million of realized losses at three portfolio companies, which were substantially depreciated and on non-accrual in prior periods. The net impact to earnings in the first quarter of all the exits was approximately $5 million. These exits are consistent with our plan and we expect realized gains to exceed these losses for the year.”

In first quarter 2004, American Capital invested $239 million, composed of $55 million of senior debt, $110 million of subordinated debt, $49 million of preferred stock, $15 million of common stock warrants and $10 million of common stock. Two investments, totaling $117 million, were in American Capital-sponsored buyouts of new portfolio companies. Five investments, totaling $100 million, were in buyouts led by private equity firms. One investment, totaling $6 million, was an investment in an existing portfolio company to finance a strategic acquisition. Three investments, totaling $7 million, were in investments in existing portfolios for growth or recapitalizations. Four investments, totaling $9 million, were distress-related investments in existing portfolio companies. Total invested assets at fair value increased 9% to $2.1 billion at March 31, 2004 as compared to $1.9 billion at December 31, 2003.

“We had a record first quarter, closing $239 million of investments,” said COO Ira Wagner. “Our first quarter is typically the lightest quarter of the year for investing activity, so this record volume positions us well to achieve our forecasts for the remainder of the year. Our investment pipeline remains robust and we expect another record breaking year for investment activity at American Capital. We do not believe the new BDCs that have recently gone public and those that may follow will have a meaningful impact on our business. Private equity and mezzanine partnerships raised over $26 billion last year, one of the lowest levels in years, increasing the pool of available capital to over $90 billion. The amount of capital that may be raised by these new BDCs represents a small fraction of the capital with which we compete and will likely be replacing capital that would otherwise be raised by partnerships.”

The weighted average interest rate on new investments in debt securities during the quarter was 14.2%. The weighted average effective interest rate on American Capital’s total investments in debt securities as of March 31, 2004 was 13.5%. At March 31, 2004,

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American Capital

May 4, 2004

the weighted average loan grade of American Capital’s loan portfolio remained at 3.0 on a scale of 1 to 4, with 4 being the highest quality. As of March 31, 2004, loans in seven portfolio companies totaling $67 million, with a fair value of $28 million, were on non-accrual. Delinquent and non-accruing loans totaled $102 million, or 6% of total loans, at March 31, 2004 compared to $164 million, or 10% of total loans, at December 31, 2003.

In first quarter 2004, American Capital experienced net realized losses of $57 million, comprised of $3 million of gross realized gains and $60 million of gross realized losses. Since the Company’s August 1997 IPO, cumulative net realized losses have totaled $42 million. In first quarter 2004, net unrealized appreciation totaled $50 million, consisting of net unrealized appreciation of $10 million from current portfolio companies ($49 million of unrealized appreciation at 18 portfolio companies and $39 million of unrealized depreciation at 13 portfolio companies), $52 million of net unrealized appreciation resulting from the recognition of net realized losses, and $12 million of depreciation on interest rate hedging agreements. (Interest rate swaps are required by American Capital’s loan agreements and asset securitizations to lock in interest rate spreads on the securitized investments and reduce interest rate risk. They appreciate or depreciate based on relative market interest rates and their remaining term to maturity.) Since the Company’s August 1997 IPO, cumulative net unrealized depreciation plus net realized losses totals $123 million, or $88 million excluding interest rate hedging agreements at March 31, 2004.

Since its August 1997 IPO through first quarter 2004, American Capital has earned a 14% compounded annual return on 60 exits and prepayments of senior debt, subordinated debt and equity, totaling $713 million of invested capital, including interest payments, dividends, fees and net realized gains on these investments. These exits and prepayments represent 25% of all amounts invested by American Capital since its August 1997 IPO. Proceeds from these exits and prepayments exceeded the associated prior quarter valuation of the investments by $27 million in aggregate, or 5%. Thirty-one percent of these exits and prepayments were from portfolio companies that had at one time been either a loan grade 1 or 2 in American Capital’s four point loan grading system, with 1 being the lowest loan grade. Since its IPO through the first quarter of 2004, $26 million of American Capital’s accrued payment-in-kind (PIK) interest and dividends and accreted original issue discount (OID) have been repaid, representing 21% of all PIK and OID. From its 1997 IPO through the first quarter of 2004, American Capital’s annual rate of net realized loss on its investments was 1% of investments based on American Capital’s realized gains and losses and assuming remaining portfolio assets are exited at current cost at period end. For the same period, American Capital’s annual rate of net loss on its investments was 2% of investments based on American Capital’s realized gains and losses and assuming remaining portfolio assets are exited at fair value at period end.

ENGAGEMENT OF HOULIHAN LOKEY HOWARD AND ZUKIN

As part of its quarterly process of valuing the Company’s investment portfolio, the Company engaged Houlihan Lokey Howard & Zukin Financial Advisors Inc. (“Houlihan Lokey”) in the third quarter of 2003 to independently review, on a quarterly basis, the determination of fair value of a portion of American Capital’s portfolio company

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American Capital

May 4, 2004

investments. Houlihan Lokey is the premier valuation firm in the U.S., engaged in approximately 800 valuation assignments per year for clients worldwide.

As part of its engagement, Houlihan Lokey reviews quarterly a random selection of approximately 25% of American Capital’s portfolio companies, with the intention of reviewing all portfolio company investments over the course of a year. Houlihan Lokey attends American Capital’s quarterly valuation meetings and provides periodic reports and recommendations to the American Capital Audit Committee with respect to American Capital’s valuation models, policies and procedures.

For the first quarter of 2004, Houlihan Lokey reviewed the Company’s valuations of approximately 25% of American Capital’s portfolio company investments, representing 25 companies, having $636 million in fair value as reflected in American Capital’s financial statements as of March 31, 2004. Using methods and techniques that are customary for the industry and that Houlihan Lokey considers appropriate under the circumstances, Houlihan Lokey determined that the aggregate fair value assigned to the portfolio company investments by American Capital was within their reasonable range of aggregate value for such companies. Houlihan Lokey came to the same determination on different sets of 42 portfolio companies during the third and fourth quarters of 2003, totaling $891 million in fair value as of the respective quarter ends. Houlihan Lokey has now valued approximately 75% of the current portfolio.

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American Capital

May 4, 2004

Financial highlights for the quarter are as follows:

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American Capital

May 4, 2004

AMERICAN CAPITAL STRATEGIES, LTD.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2004	December 31, 2003
	(unaudited)
Assets
Investments at fair value (cost of $2,161,131 and $2,042,914, respectively)
Non-Control/Non-Affiliate investments	$684,622	$756,158
Control investments	1,208,634	1,041,144
Affiliate investments	222,060	137,917
Interest rate hedging agreements	(35,713)	(23,476)

Total investments at fair value	2,079,603	1,911,743
Cash and cash equivalents	8,677	8,020
Restricted cash	35,351	75,935
Interest receivable	20,716	17,636
Other	27,414	28,390

Total assets	$2,171,761	$2,041,724

Liabilities and Shareholders’ Equity
Notes payable	$612,813	$724,211
Revolving credit facilities	242,349	116,000
Repurchase agreements	42,495	—
Accrued dividends payable	—	3,957
Other	13,309	21,641

Total liabilities	910,966	865,809

Commitments and Contingencies
Shareholders’ equity:
Undesignated preferred stock, $0.01 par value, 5,000 shares authorized, 0 issued and outstanding	—	—
Common stock, $0.01 par value, 70,000 shares authorized, 69,233 and 66,930 issued, and 69,233 and 65,949 outstanding, respectively	692	659
Capital in excess of par value	1,460,853	1,360,181
Unearned compensation	(25,341)	(21,286)
Notes receivable from sale of common stock	(8,411)	(8,783)
Distributions in excess of net realized earnings	(85,470)	(23,685)
Net unrealized depreciation of investments	(81,528)	(131,171)

Total shareholders’ equity	1,260,795	1,175,915

Total liabilities and shareholders’ equity	$2,171,761	$2,041,724

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American Capital

May 4, 2004

AMERICAN CAPITAL STRATEGIES, LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended March 31,
	2004	2003
	(Unaudited)
OPERATING INCOME:
Interest and dividend income
Non-Control/Non-Affiliate investments	$23,102	$19,901
Control investments	26,201	17,004
Affiliate investments	6,253	1,476
Interest rate swap agreements	(5,945)	(3,676)

Total interest and dividend income	49,611	34,705

Fees
Non-Control/Non-Affiliate investments	1,556	6,859
Control investments	8,542	1,498
Affiliate investments	876	2

Total fee income	10,974	8,359

Total operating income	60,585	43,064

OPERATING EXPENSES:
Interest	6,045	4,011
Salaries and benefits	5,743	4,674
General and administrative	5,880	3,616
Stock-based compensation	1,368	—

Total operating expenses	19,036	12,301

NET OPERATING INCOME	41,549	30,763

Net realized gain (loss) on investments
Non-Control/Non-Affiliate investments	(11,152)	3,191
Control investments	(45,434)	714
Affiliate investments	(3)	—

Total net realized gain (loss) on investments	(56,589)	3,905

Net unrealized appreciation (depreciation) of investments
Non-Control/Non-Affiliate investments	9,829	(9,544)
Control investments	50,320	(26,964)
Affiliate investments	1,731	1,339
Interest rate swap agreements	(12,237)	(474)

Total net unrealized appreciation (depreciation) of investments	49,643	(35,643)

NET INCREASE (DECREASE) IN SHAREHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$34,603	$(975)

NET OPERATING INCOME PER COMMON SHARE:
Basic	$0.62	$0.65
Diluted	$0.61	$0.65
NET EARNINGS (LOSS) PER COMMON SHARE:
Basic	$0.52	$(0.02)
Diluted	$0.51	$(0.02)
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic	67,126	47,393
Diluted	68,269	47,578
DIVIDENDS DECLARED PER COMMON SHARE	$0.70	$0.67

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American Capital

May 4, 2004

American Capital provides disclosure of its NOI before stock-based compensation because it feels it is useful and relevant to investors as it is an important measure of how we internally evaluate our operating results. Disclosure of NOI before stock-based compensation is not a substitute for NOI or any other measure as prescribed by generally accepted accounting principles. The following is a reconciliation of NOI before stock-based compensation expense to NOI:

AMERICAN CAPITAL STRATEGIES, LTD.

RECONCILIATION OF NET OPERATING INCOME BEFORE STOCK-BASED COMPENSATION

EXPENSE TO NET OPERATING INCOME

(In thousands, except per share data)

	Three Months Ended March 31,
	2004	2003
	(Unaudited)
Net operating income	$41,549	$30,763
Stock-based compensation	1,368	—

Net operating income before stock-based compensation	$42,917	$30,763

Net operating income per common share:
Basic	$0.62	$0.65
Diluted	$0.61	$0.65
Net operating income before stock-based compensation per common share:
Basic	$0.64	$0.65
Diluted	$0.63	$0.65
Weighted average shares of common stock outstanding:
Basic	67,126	47,393
Diluted	68,269	47,578

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American Capital

May 4, 2004

Portfolio Statistics (1) On a Weighted Average Basis	Static Pool
($in millions, unaudited):	Pre-1999	1999	2000	2001	2002	2003	2004	Aggregate
Original Investments and Commitments	$320	$342	$260	$363	$546	$861	$217	$2,909
Total Exits and Prepayments of Original Investments	$101	$111	$155	$165	$88	$93	$—	$713
Total Interest, Dividends and Fees Collected	$99	$107	$65	$102	$102	$80	$10	$565
Total Net Realized (Loss) Gain on Investments	$(6)	$7	$(75)	$38	$(13)	$7	$—	$(42)
Internal Rate of Return	7.8%	9.1%	(4.5%)	27.0%	23.3%	27.7%	150.6%	13.9%
Current Cost of Investments	$218	$226	$112	$191	$478	$724	$212	$2,161
Current Fair Value of Investments	$170	$162	$84	$201	$545	$741	$212	$2,115
Non-Accruing Loans at Face	$14	$21	$21	$—	$11	—	—	$67
Equity Interest at Fair Value	$12	$43	$27	$49	$190	$181	$67	$569
Debt to EBITDA(2)(3)	10.0	7.5	5.7	6.7	4.4	3.9	4.7	5.2
Interest Coverage(2)	1.5	1.9	1.8	1.7	2.9	2.8	2.8	2.5
Debt Service Coverage(2)	1.4	1.4	0.9	1.1	1.9	1.8	1.5	1.6
Loan Grade(2)	2.9	2.1	2.1	2.6	3.3	3.1	3.0	3.0
Average Age of Companies	41 yrs	52 yrs	37 yrs	45 yrs	32 yrs	27 yrs	60 yrs	37 yrs
Average Sales(4)	$80	$110	$78	$172	$61	$96	$76	$91
Average EBITDA(5)	$4	$15	$13	$18	$10	$17	$10	$13
Ownership Percentage	78%	60%	33%	46%	48%	38%	58%	48%
% with Senior Lien(6)	31%	15%	3%	43%	18%	21%	26%	22%
% with Senior or Junior Lien(6)	54%	64%	94%	88%	80%	86%	100%	82%
Total Sales(4)	$490	$1,148	$284	$1,920	$1,095	$2,898	$536	$8,371
Total EBITDA(5)	$13	$112	$50	$232	$164	$459	$75	$1,105

(1)	Static pool classification is based on the year the initial investment was made. Subsequent add-on investments are included in the static pool year of the original investment.
(2)	These amounts do not include investments in which the Company owns only equity.
(3)	For portfolio companies with a nominal EBITDA amount, the portfolio company’s maximum debt leverage is limited to 15 times EBITDA.
(4)	Sales of the most recent twelve months, or when appropriate, the forecasted twelve months.
(5)	EBITDA of the most recent twelve months, or when appropriate, the forecasted twelve months.
(6)	As a percentage of the Company’s total debt investments.

ADDITIONAL DIVIDEND INFORMATION

American Capital must make certain distributions of its taxable income in order to maintain its tax status as a regulated investment company. Investors can refer to American Capital’s most recent report on Form 10-K for more information about its tax status. American Capital intends to retain long-term capital gains and treat them as deemed distributions for tax purposes. Therefore, the taxable income that is distributed as dividends would be expected to be treated as ordinary income for tax purposes. Taxable income differs from GAAP income because of both temporary and permanent differences in income and expense recognition. For example, changes in unrealized appreciation and depreciation have no impact on American Capital’s taxable income.

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American Capital

May 4, 2004

American Capital reports the anticipated tax characteristics of each dividend when announced, while the actual tax characteristics of each year’s dividends are reported annually to stockholders on Form 1099DIV. The first and second quarter 2004 dividends totaling $1.40 per share are anticipated to be a distribution of ordinary income for tax purposes.

A summary of American Capital’s dividend history follows. For further dividend history, please visit our website. American Capital offers a Dividend Reinvestment Plan (DRIP). For more information regarding this Plan, please visit our website or call its Shareholder Relations Department at (301) 951-6122.

AMERICAN CAPITAL’S DIVIDEND HISTORY

$14.52 Declared Since August 1997 IPO

Year/Quarter	Dividend Amount	% Change Over Prior Year Quarter and Prior Year Total	Additional Dividend	Total

2004

Q2	$0.70	3%		$1.40

Q1	$0.70	4%

2003	$2.73	7%	$0.06	$2.79

Q4	$0.69	3%

Q3	$0.69	5%

Q2	$0.68	8%

Q1	$0.67	14%

2002	$2.55	15%	$0.02	$2.57

Q4	$0.67	18%

Q3	$0.66	18%

Q2	$0.63	15%

Q1	$0.59	11%

2001	$2.21	13%	$0.09	$2.30

Q4	$0.57	10%

Q3	$0.56	14%

Q2	$0.55	12%

Q1	$0.53	18%

2000	$1.95	14%	$0.22	$2.17

Q4	$0.52	18%

Q3	$0.49	14%

Q2	$0.49	14%

Q1	$0.45	10%

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American Capital

May 4, 2004

1999	$1.71	39%	$0.03	$1.74

Q4	$0.44	19%

Q3	$0.43	34%

Q2	$0.43	48%

Q1	$0.41	64%

1998	$1.23	N/A	$0.11	$1.34

Q4	$0.37	76%

Q3	$0.32	N/A

Q2	$0.29	N/A

Q1	$0.25	N/A

1997 Q4	$0.21			$0.21

Total				$14.52

American Capital invites shareholders, prospective shareholders and analysts to attend the American Capital Shareholder Call on Wednesday, May 5 at 11:00 am ET. The dial in number will be (888) 276-9995. International callers should dial 612-332-0345. Please advise the operator you are dialing in for the American Capital Shareholder Call.

During the Shareholder Call, we invite you to turn to our shareholder website, www.ACAS.com, and click on the May 5 Shareholder Call Slide Show button. The quarterly shareholder presentation includes a summary slide show to accompany the call that participants may download and print and a longer version with supplementary information. Participants will also be able to access the complete streaming presentation on our website. The shareholder presentation will be made available shortly after the earnings release on May 4. You may wish to take the time to review the slides in advance of the Shareholder Call.

For the convenience of our shareholders, there will be a recording available from 9:30 pm May 5 until 11:59 pm May 15. If you are interested in hearing the recording of the presentation, please dial 800-475-6701. International callers may dial 320-365-3844. The access code for both domestic and international callers is 728507. We will also have the Shareholder Slide Shows with audio accompaniment available on our website, www.ACAS.com, starting May 6.

For further information or questions, please do not hesitate to call our Shareholder Relations department at (301) 951-6122.

Since its August 1997 IPO, American Capital has invested over $2.9 billion in 112

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American Capital

May 4, 2004

portfolio companies. As of April 30, 2004, American Capital shareholders have enjoyed a total return of 213% since the Company’s IPO — an annualized return of 19%, assuming reinvestment of dividends. American Capital has paid a total of $476 million in dividends and paid or declared $14.52 dividends per share since its August 1997 IPO at $15 per share.

American Capital is a publicly traded buyout and mezzanine fund with capital resources of approximately $2.7 billion. American Capital is an investor in and sponsor of management and employee buyouts, invests in private equity buyouts, and provides capital directly to private and small public companies. American Capital provides senior debt, mezzanine debt and equity to fund growth, acquisitions and recapitalizations.

Companies interested in learning more about American Capital’s flexible financing should contact Mark Opel, Principal, at (800) 248-9340, or visit our website at www.AmericanCapital.com.

This press release contains forward-looking statements. The statements regarding expected results of American Capital Strategies are subject to various factors and uncertainties, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, changes in regional or national economic conditions, or changes in the conditions of the industries in which American Capital has made investments.

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